CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

TriUnity Business Services Limited

401, Ryland St.

STE 200-A, Reno

Nevada, United Stated 89502

We hereby consent to the incorporation of our report dated October 8, 2024 in the Registration Statement on Form S-1/A, under the Securities Act of 1933 with respect to the balance sheet of TriUnity Business Services Limited as of July 31, 2024 and the related statement of operations and comprehensive income, statement of shareholders’ equity, and statement of cash flows for the period ended July 31, 2024, and the related notes included herein.

We also consent to the reference to us under the heading “Interests of named experts and counsel” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

February 7, 2025